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                                                                      EXHIBIT 99

                      DANIEL L. MCGINNIS RESIGNS FROM BOARD
                         OF DIRECTORS OF TELKONET, INC.

For Immediate Release:

ANNAPOLIS, MD- March 19, 2004. Telkonet, Inc. (Amex: TKO) announced today that it received a letter from Daniel L. McGinnis, dated March 5, 2004, informing the Company of his resignation from the Company's Board of Directors. Mr. McGinnis' letter cited personal reasons for his decision. Warren V. Musser, Chairman of the Company's Board of Directors, has agreed to serve on the Company's Audit Committee until Mr. McGinnis' successor is appointed.

ABOUT TELKONET
With its headquarters in Annapolis, MD, Telkonet's (Amex: TKO) products provide connectivity over existing electrical wiring and do not require the costly installation of additional wiring or major disruption of business activity. In many situations, the Telkonet system can be implemented more quickly and less expensively than adding dedicated wiring or installing a wireless system. The Telkonet PlugPlus family of networking and Internetworking products offers a viable and cost-effective alternative to the challenges of hardwiring and wireless local area networks. Telkonet PlugPlusInternet products are designed for use in commercial and residential applications, including multi-dwelling units, and the hospitality and government markets. For more information, visit: www.telkonet.com.

CONTACTS:
Telkonet, Inc.                Investors Stock Daily, Inc.    CEOcast, Inc.
Stephen Sadle, Sr. V.P.       Jody Janson                    Ken Sgro
410-897-5900                  585-232-5440                   212-732-4300
ssadle@telkonet.com           jody@istockdaily.com           kensgro@ceocast.com

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company's financial results, can be found in the Company's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission
(SEC).

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